Exhibit 99.1

Omeros Corporation Appoints Thomas F. Bumol, Ph.D., to Board of Directors

— Former Lilly Biotechnology and Immunology Senior Vice President Drawn by Omeros’ Complement Franchise and Novel-Product Pipeline —

SEATTLE, WA – February 12, 2019 – Omeros Corporation (NASDAQ: OMER) today announced the appointment of Thomas F. Bumol, Ph.D., to its Board of Directors. Dr. Bumol is Executive Director of the recently established Allen Institute for Immunology and former longtime senior executive at Eli Lilly and Company.

“Tom is an internationally recognized leader in drug discovery and development with a strong track record of commercially successful drugs,” stated Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “His decades spent leading immunology and biotechnology industry teams make him a tremendous fit for Omeros, particularly in light of our rapidly progressing MASP-2, MASP-3 and immuno-oncology programs. With a long tenure as head of Lilly’s Biotechnology Center, Tom has a deep and valuable understanding of both R&D and operational approaches in large- and small-molecule drug development. We’re pleased to welcome Tom to our board and look forward to working closely with him.”

Following a 35-year career at Lilly, Dr. Bumol in 2018 joined the Allen Institute for Immunology, which was created by the late philanthropist and Microsoft co-founder Paul G. Allen and is dedicated to studying the human immune system. Prior to joining the Allen Institute, Dr. Bumol was the Senior Vice President of Biotechnology and Immunology Research and the Site Head of Lilly’s Biotechnology Center in San Diego. While at Lilly, Dr. Bumol’s teams and collaborators advanced over 100 molecules into clinical development, including TRULICITY® (dulaglutide), TALTZ® (ixekizumab), EMGALITY® (galcanezumab) and mirikizumab. Through strategic alliances, he and his teams also helped develop and support REOPRO® (abciximab) with Centocor as well as OLUMIANT® (baricitinib) with Incyte. Dr. Bumol has over 50 publications and reviews and eight issued U.S. patents.

“The strength of the science and the translational capabilities at Omeros are impressive, as is the leadership team, which is successfully delivering on its strategy of levering growing OMIDRIA sales to develop its pipeline,” said Dr. Bumol. “Having spent most of my career in the immunology field, I understand and appreciate both the scientific importance of the complement enzymes and the cancer immunotherapy-related GPCRs broadly controlled by Omeros and the potentially profound patient benefits of the company’s drugs targeting them. I’m excited to join the Omeros board, and I look forward to helping the company continue advancing and commercializing its portfolio of cutting-edge assets.”

Dr. Bumol serves on the University of Michigan Technology Transfer National Advisory Board, on the Board of Directors of Pantheryx, and as an advisor to Lilly Ventures. Dr. Bumol earned his B.S. degree in microbiology from the University of Michigan and his Ph.D. in microbiology-immunology from the University of Minnesota. He completed postdoctoral studies through a fellowship in the Department of Molecular Immunology at Scripps Research in La Jolla, California.

About Omeros Corporation

Omeros is a commercial-stage biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, complement-mediated diseases and disorders of the central nervous system. The company’s drug product OMIDRIA® (phenylephrine and ketorolac intraocular solution) 1% / 0.3% is marketed for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. In the European Union, the European Commission has approved OMIDRIA for use in cataract surgery and other IOL replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has multiple Phase 3 and Phase 2 clinical-stage development programs focused on: complement-associated thrombotic microangiopathies; complement-mediated glomerulonephropathies; cognitive impairment; and addictive and compulsive disorders. OMS721 is Omeros’ lead human monoclonal antibody targeting MASP-2, the effector enzyme of the complement system’s lectin pathway. Phase 3 clinical programs are in progress for OMS721 in hematopoietic stem cell transplant-associated thrombotic microangiopathy (HSCT-TMA), in immunoglobulin A (IgA) nephropathy, and in atypical hemolytic uremic syndrome (aHUS). In addition, Omeros has a diverse group of preclinical programs and a proprietary G protein-coupled receptor (GPCR) platform through which it controls 54 new GPCR drug targets and corresponding compounds, a number of which are in preclinical development. The company also exclusively possesses a novel antibody-generating platform.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely”, “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “prospects,” “should,” “slated,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, unproven preclinical and clinical development activities, regulatory oversight, the impact of pricing, coverage and reimbursement policies of government and private payers on our revenues generated through sales of OMIDRIA or any other drug product approved in the future, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2018. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org